EXHIBIT 21

NORTHROP GRUMMAN CORPORATION SUBSIDIARIES

Address for all subsidiaries is:

c/o NORTHROP GRUMMAN CORPORATION
Office of the Secretary
2980 Fairview Park Drive
Falls Church, Virginia 22042

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Northrop Grumman Systems Corporation	Delaware	100%

The company has additional subsidiaries, which considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary.

All above listed subsidiaries have been consolidated in the company’s consolidated financial statements.